Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Mint Incorporation Limited on Form F-3 of our report dated July 30, 2025, with respect to our audit of the consolidated financial statements of Mint Incorporation Limited as of March 31, 2025 and for the year ended March 31, 2025, appearing in the Prospectus of Mint Incorporation Limited filed pursuant to Rule 424(b) under the Securities Act. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

San Mateo, California	WWC, P.C.
May 19, 2026	Certified Public Accountants
PCAOB ID: 1171